Exhibit 22

SUBSIDIARY GUARANTORS AND ISSUERS OF GUARANTEED SECURITIES

7.0% Senior Notes Due 2022

8.75% Senior Notes Due 2025

Entity	Subsidiary Issuer or Guarantor	Relationship to Registrant

HighPoint Operating Corporation	Subsidiary Issuer	Wholly-owned subsidiary of Registrant

Fifth Pocket Production, LLC	Subsidiary Guarantor	Wholly-owned subsidiary of HighPoint Operating Corporation